EXHIBIT 1





For Immediate Release                   May 2, 1995
For More Information:                   Nathan R. Fenno, Ext. 236

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     Walter G. Rich, President and Chief Executive Officer of Delaware Otsego

Corporation (NASDAQ Symbol "DOCP"), announced today that the Company has entered into tentative agreements, together with other investors, to acquire the Toledo, Peoria & Western Railway ("TP&W").  Pursuant to the agreements,

which are subject to several contingencies, including financing, Board of

Directors and lender approvals, the Company will acquire 40% of TP&W for cash and stock valued at $2.25 million, including the issuance of 100,000 shares of its common stock to one of the other investors.

     TP&W is a 284 mile Class III railroad which runs from Fort Madison,

Iowa across North Central Illinois to Logansport, Indiana.  Mr. Rich noted

that acquisition of an interest in TP&W provides DOC with an opportunity to diversify its rail holdings both geographically and by commodity, as well as to provide improved service to its intermodal customers.  Gordon R. Fuller,

President of TP&W, stated that TP&W looks forward to working with Delaware

Otsego and the other investors, and that the transaction will provide TP&W with a basis for greater stability in serving its customers and for future growth.

     Mr. Rich also reported that the Company has entered into a definitive contract for its previously announced sale of an 8.8 mile long railroad line located in Union County, New Jersey to the State of New Jersey for $6.4

million.  Mr. Rich stated that the transaction, which is expected to close in mid-May 1995, will result in gain of approximately $5.3 million.

     Delaware Otsego Corporation is a non-rail holding company whose principal subsidiary, The New York, Susquehanna and Western Railway

Corporation, provides rail freight service to customers in New York and New

Jersey.

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